The Central European and Russia Fund
10f-3 Transactions
For the Period November 1, 2007 through April 30, 2008

Date	Security	Broker	Price	Shares	Principal Amount	% of Offering	Syndicate Member

11/08/07	LSR GROUP	CREDIT SUISSE	14.50	708,140	10,268,030	1.3300%	DBS

11/15/07	NORILSK NICKEL	MORGAN STANLEY	285	31,100	8,863,500	0.4100%	DBS